AMENDMENT NO. 6 TO
TD SYNNEX CORPORATION
2020 STOCK INCENTIVE PLAN
In accordance with Section 21(b) of the TD SYNNEX Corporation 2020 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows, effective as of June 17, 2026:
1.Section 4(b) is hereby amended and restated in its entirety as follows:
“4(b) Automatic Grants to Outside Directors.
(i)Each Outside Director who first joins the Board of Directors on or after the date of the Company’s 2026 annual meeting, and who was not previously an Employee, shall receive a number of whole Restricted Shares equal to the quotient of (x) $210,000 (or such other amount as may be determined under Section 4(b)(iii)), prorated for the number of months out of twelve that the Outside Director is expected to serve between the Outside Director’s appointment or election to the Board of Directors and the next regular annual meeting of the Company’s stockholders, rounded to the nearest month (y) divided by the Fair Market Value of a Share as of the grant date. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded. The grant date for Restricted Shares granted pursuant to this Section 4(b)(i) shall be determined by the Committee in its sole discretion; provided, that such grant date may not occur within a trading blackout period.
(ii)Commencing with the first annual meeting occurring on or after the date of the Company’s 2026 annual meeting, each Outside Director who will continue serving as a member of the Board of Directors thereafter shall receive a number of whole Restricted Shares equal to $210,000 (or such other amount as may be determined under Section 4(b)(iii)), divided by the Fair Market Value of a Share as of the grant date. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded. The grant date for Restricted Shares granted pursuant to this Section 4(b)(ii) shall be determined by the Committee in its sole discretion; provided, that such grant date may not occur within a trading blackout period.
(iii)The Board or the Committee in its discretion may change or otherwise revise the terms of the Awards granted to Outside Directors under this Section 4(b), including, without limitation, the number of Shares subject thereto and the type of Award to be granted under this Section 4(b), for Awards granted on or after the date the Board or Committee determines to make any such change or revision
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To record the amendment of the Plan, TD SYNNEX Corporation has executed this document this 17th day of June, 2026.
TD SYNNEX CORPORATION
By:     /s/ David Vetter
Title: Chief Legal Officer and Corporate Secretary